June 30, 2017

[Executive]
[Address]

RE:     Senior Management Severance and Change in Control Agreement

Dear _________:

You have entered into a Senior Management Severance and Change in Control Agreement with The Mosaic Company (the “Company”), effective April 1, 2017 (the “Agreement”), which provides for certain benefits upon termination of your employment by the Company without Cause (as defined therein) or by you for Good Reason (as defined therein) as described in the Agreement.

You are hereby notified that the Company will not enforce any provision in the Agreement that would cause you to forfeit any rights thereunder solely due to your cooperation with, filing of a charge with, or participation in any investigation or proceeding conducted by, any governmental agency. Accordingly, the Company hereby irrevocably waives the requirement that the language appearing in italics below (which appears in the form of General Release of Claims attached as Exhibit A to the Agreement) be included in any General Release of Claims executed by you under the Agreement upon termination:

“This release also does not prevent you from cooperating with, filing a charge with, or participating in any investigation or proceeding conducted by any governmental agency; however, you hereby waive the right to recover any money damages or other individual relief that may be obtained, by settlement, judgment, or otherwise, as a result of such a charge, investigation, or proceeding.”

You are not expected or required to provide such a waiver in order to receive the benefits provided for under the Agreement, and to the extent such a waiver is included in any General Release of Claims executed by you, the Company irrevocably waives any right to enforce such a waiver.

Please feel free to contact me with any questions regarding the foregoing.

THE MOSAIC COMPANY

By:
Kathrine Hoien
Vice President - Human Resources